Exhibit 99.01

NuStar Energy L.P. Reports Third Quarter 2020 Earnings Results

Operating Income Increases 5 Percent Quarter Over Quarter

Proceeds From Sale of its Texas City Terminals to be Used to Improve Debt Metrics and Help Self-fund Capital Program

Outlines Commitment to West Coast Renewable Energy

Provides Updated 2020 and 2021 Outlook

SAN ANTONIO, November 5, 2020 - NuStar Energy L.P. (NYSE: NS) today reported operating income of $105 million for the third quarter of 2020, up $5 million, or 5 percent, from $100 million in the third quarter of 2019.

“The improvement in our operating income during these historically challenging times for our country and our industry demonstrate the resilience of our business and the quality of our assets,” said NuStar President and CEO Brad Barron.

“During the third quarter, when a window opened in high-yield bond markets, we were able to successfully issue $1.2 billion of new notes at attractive rates to repay the $500 million term loan we obtained in April to assure liquidity for our near-term debt maturities in the midst of pandemic-related second quarter 2020 bond market headwinds, as well as all of the outstanding borrowings under our revolving credit agreement,” said NuStar CFO Tom Shoaf.

“Our bond issuance not only allowed us to significantly reduce our interest expense, it also cleared our bond maturity runway for the next five years,” Shoaf noted.

NuStar’s repayment of the $500 million term loan required NuStar to record a $138 million non-operational charge, which resulted in a third quarter 2020 net loss of $96.6 million, or ($1.22) per unit, compared to net income from continuing operations of $52.6 million, or $0.15 per unit, in the third quarter of 2019.

“While the loan repayment resulted in the non-operational charge, the loan itself bridged us through a tough time period with mission-critical liquidity to weather the storm in the first half of 2020, and we are pleased to have put this COVID-related issue behind us,” Shoaf said.

Excluding the charge, third quarter 2020 adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations were $180 million, an increase of $11 million, or 7 percent, over third quarter 2019 EBITDA from continuing operations.

	Three Months Ended September 30,
	2020 - (Unadjusted)	2020 - (Adjusted)	2019
From continuing operations:	(Thousands of Dollars, Except Per Unit and Ratio Data)
Operating income	$105,044	$105,044	$99,972
(Loss) income	$(96,640)	$45,227	$52,588
EPU	$(1.22)	$0.08	$0.15
EBITDA	$38,327	$180,194	$169,128
DCF	$(53,950)	$83,954	$87,842
Distribution coverage ratio	n/a	1.92x	1.36x

“To provide an ‘apples-to-apples’ comparison with third quarter 2019 results, without the non-operational charge, NuStar’s third quarter 2020 adjusted net income was $45 million and adjusted earnings per unit (EPU) were $0.08 per unit. As mentioned previously, our adjusted EBITDA from continuing operations were $180 million for the third quarter of 2020, up $11 million or 7 percent from $169 million of EBITDA from continuing operations for the third quarter of 2019.

“Adjusted distributable cash flow (DCF) from continuing operations was $84 million for the third quarter of 2020, compared to $88 million in the third quarter of 2019, and the adjusted distribution coverage ratio to common limited partners from continuing operations was 1.92 times for the current period,” Shoaf concluded.

Barron commented, “Despite the many challenges that COVID-19 has posed for us, I continue to take tremendous pride in how well our employees have persevered in maintaining profitable and safe operations, while also ensuring that our nation has reliable access to the energy needed to overcome this pandemic and re-build our economy.

“Over the course of the third quarter and through October, we have continued to see demand rebound and return to levels at or near normal, pre-COVID levels in the markets we serve. In the third quarter alone, we moved 204 million barrels of crude oil and refined products through our pipelines and terminals, safely and responsibly. We saw refined product demand improve throughout the summer, and we have continued to see stable progress in October and thus far in November. On average, across our refined product systems, so far this quarter, we have returned to 100% of typical demand.

“Seeing sustained demand rebound on our refined products assets bodes well for our crude oil pipeline assets, as recovery in refined product demand should increase refinery utilization, which, in turn, should increase crude prices and production. We are pleased that our Permian crude volumes have remained steady. We averaged around 420,000 barrels per day in October, and our throughputs increased from an average of 401,000 barrels per day (BPD) in the second quarter to 422,000 BPD in the third quarter and November nominations are at 428,000 BPD. These numbers reflect the impact of our Permian system’s geological advantages, lower production costs and higher product quality, which distinguish our core-of-the-core assets in the Midland basin from other shale plays and also other gathering systems in the Permian.

“We are also seeing some indications of recovery in Corpus Christi exports as well, with throughputs increasing from an average of 306,000 BPD in the second quarter to 380,000 in the third quarter, which is above our minimum volume commitments of 377,000 BPD.

Financial Strength and Resilience
Barron also noted, “While we are encouraged by the hopeful signs we see, we are also keenly aware of the uncertain environment we are facing, here in the U.S. and around the globe. But for the rest of this year and through 2021, we plan to remain focused on our strategic priorities to ensure we continue to build our financial strength and resilience by lowering our leverage and maximizing our ability to fund our spending with internally generated cash flow -- goals which have been aided by the following actions:

•On Monday, we announced we have signed an agreement to sell our Texas City terminals for $106 million, a purchase price that implies a healthy, double-digit multiple, and should allow us to improve our debt metrics and help self-fund our capital program;

•Second, we have reduced our spending significantly, and we plan to continue to do so, in order to maximize our ability to fund all of our spending, including all of our capital expenditures, from our internally generated cash flows. To that end, we have cut our strategic capital, we have reduced our operating expenses, and we have reduced our financing costs. In total, we have reduced our costs in 2020 by $340 million, or 22 percent. These cuts are part of a structural transformation that allows us to fund our operations from internally generated cash flows. As such, we expect these cuts to continue and to benefit us well past 2021;

•We have reduced our 2020 strategic capital to a range of $165 to $185 million, which, midpoint-to-midpoint, is a $150 million reduction from our pre-pandemic guidance, which translates to an approximate 45 percent reduction in our 2020 strategic capital spending and is 63 percent below our 2019 spending;

•We had identified about $40-$50 million of controllable and operating expense reductions for the full-year 2020, but, due to cost optimization across our organization, we are now expecting to reduce controllable and operating expense by an additional $7.5 million; and

•We are continuing to exercise financial discipline, control costs and look for ways to preserve cash and increase efficiency across our footprint and throughout our organization, without sacrificing safety or reliability.”

Commitment to West Coast Renewable Energy
Barron also discussed NuStar’s commitment to renewable fuels. “Our West Coast renewable fuels logistics network is a great example of the opportunities we are finding embedded in unfolding energy challenges,” Barron noted. “We have developed a series of low-multiple projects across our West Coast terminals in partnership with some of the largest renewables producers in the world to facilitate adoption of low-carbon fuel standards.”

Barron noted that NuStar’s West Coast renewable fuels projects play a significant a role in the low-carbon transition of the largest driving state in the nation. He further noted that in the first quarter of 2020, NuStar handled about 5 percent of California’s total biodiesel volumes; over 15 percent of its ethanol; and close to 30 percent of its renewable diesel volumes. “That’s an impressive share of a key market that we have achieved with a relatively modest investment,” Barron said. “And our market share, along with our associated EBITDA, will continue to ramp up through 2023.

“Our West Coast renewables initiative reflects our Business Development department’s ability to identify and find creative solutions for energy dislocations, adapting as our customers’ needs evolve. That ingenuity and innovation will continue to be the key to NuStar’s ability to thrive as we all navigate the nation’s energy future,” said Barron.

2020 and 2021 Outlook
Barron noted that given the resilience of NuStar’s business and the continued recovery in product demand, NuStar is raising its 2020 adjusted EBITDA outlook to be in the range of $690 to $730 million, which at the mid-point is six percent above its 2019 EBITDA from continuing operations.

“We expect NuStar’s 2021 EBITDA to be comparable to our 2020 results,” said Barron. “That is pretty impressive given that the pre-pandemic first quarter of 2020 was a record-breaker for NuStar on several fronts.

“We also expect our strategic and reliability capital spending for 2021 to be comparable to 2020.”

Barron closed by saying, “I am very proud that our business has continued to perform so well in this difficult year, as evidenced by our operating income and our segment operating income both being up this quarter, and not only outperforming our second quarter of 2020, but also outperforming the same period in 2019. These third quarter results once again demonstrate the diversity and resilience of our asset base even under challenging circumstances.”

Conference Call Details
A conference call with management is scheduled for 9:00 a.m. CT today, November 5, 2020. The partnership plans to discuss the third quarter 2020 earnings results, which will be released earlier that day. Investors interested in listening to the discussion may dial toll-free 844/889-7787, passcode 3097533. International callers may access the discussion by dialing 661/378-9931, passcode 3097533. The partnership intends to have a playback available following the discussion, which may be accessed by dialing toll-free 855/859-2056, passcode 3097533. International callers may access the playback by dialing 404/537-3406, passcode 3097533. The playback will be available until 12:00 p.m. CT on December 5, 2020.

Investors interested in listening to the live discussion or a replay via the internet may access the discussion directly at https://edge.media-server.com/mmc/p/bsztt3hp or by logging on to NuStar Energy L.P.’s website at www.nustarenergy.com.

NuStar Energy L.P., a publicly traded master limited partnership based in San Antonio, is one of the largest independent liquids terminal and pipeline operators in the nation. NuStar currently has approximately 10,000 miles of pipeline and 75 terminal and storage facilities that store and distribute crude oil, refined products and specialty liquids. The partnership’s combined system has approximately 75 million barrels of storage capacity, and NuStar has operations in the United States, Canada and Mexico. For more information, visit NuStar Energy L.P.'s website at www.nustarenergy.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release includes, and the related conference call will include, forward-looking statements regarding future events and expectations, such as NuStar’s future performance, plans, capital expenditures, expense reductions and the timing of, expected use of proceeds from and the other anticipated benefits from the sale of NuStar’s Texas City business. All forward-looking statements are based on NuStar’s beliefs as well as assumptions made by and information currently available to NuStar. These statements reflect NuStar’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P.’s 2019 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Actual results may differ materially from those described in the forward-looking statements. Except as required by law, NuStar does not intend, or undertake any obligation, to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information
(Unaudited, Thousands of Dollars, Except Unit and Per Unit Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Statement of Income Data:
Revenues:
Service revenues	$295,621	$289,258	$896,518	$830,757
Product sales	66,970	88,798	198,404	267,570
Total revenues	362,591	378,056	1,094,922	1,098,327
Costs and expenses:
Costs associated with service revenues:
Operating expenses	95,528	100,852	296,788	297,358
Depreciation and amortization expense	70,480	66,332	207,755	196,141
Total costs associated with service revenues	166,008	167,184	504,543	493,499
Cost of product sales	63,977	80,880	182,103	253,451
Goodwill impairment loss	—	—	225,000	—
General and administrative expenses	25,457	27,804	72,128	78,363
Other depreciation and amortization expense	2,105	2,216	6,462	6,154
Total costs and expenses	257,547	278,084	990,236	831,467
Operating income	105,044	99,972	104,686	266,860
Interest expense, net	(64,165)	(46,902)	(171,158)	(136,886)
Loss on extinguishment of debt	(137,904)	—	(141,746)	—
Other (expense) income, net	(1,398)	608	(5,671)	2,020
(Loss) income from continuing operations before income tax expense	(98,423)	53,678	(213,889)	131,994
Income tax (benefit) expense	(1,783)	1,090	626	3,568
(Loss) income from continuing operations	(96,640)	52,588	(214,515)	128,426
Loss from discontinued operations, net of tax	—	(4,777)	—	(312,527)
Net (loss) income	$(96,640)	$47,811	$(214,515)	$(184,101)

Basic net (loss) income per common unit:
Continuing operations	$(1.22)	$0.15	$(2.96)	$0.20
Discontinued operations	—	(0.04)	—	(2.90)
Total net (loss) income per common unit	$(1.22)	$0.11	$(2.96)	$(2.70)

Basic weighted-average common units outstanding	109,195,358	107,763,870	109,096,190	107,687,019

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information
(Unaudited, Thousands of Dollars, Except Per Unit and Ratio Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Other Data, from continuing operations (Note 1):
Adjusted net income	$45,227	$52,588	$156,194	$128,426
Adjusted net income per common unit	$0.08	$0.15	$0.44	$0.20
EBITDA	$38,327	$169,128	$171,486	$471,175
Adjusted EBITDA	$180,194	$169,128	$542,195	$471,175
DCF	$(53,950)	$87,842	$130,860	$238,159
Adjusted DCF	$83,954	$87,842	$272,606	$238,159
Distribution coverage ratio	n/a	1.36x	1.00x	1.23x
Adjusted distribution coverage ratio	1.92x	1.36x	2.08x	1.23x

	For the Four Quarters Ended September 30,
	2020	2019
Consolidated Debt Coverage Ratio	4.13x	3.96x

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Barrel Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Pipeline:
Crude oil pipelines throughput (barrels/day)	1,235,176	1,218,913	1,276,834	1,109,856
Refined products and ammonia pipelines throughput (barrels/day)	516,295	554,276	521,118	542,713
Total throughput (barrels/day)	1,751,471	1,773,189	1,797,952	1,652,569
Throughput and other revenues	$176,210	$179,173	$537,999	$507,917
Operating expenses	47,121	49,409	147,466	150,437
Depreciation and amortization expense	45,268	41,946	132,655	123,646
Goodwill impairment loss	—	—	225,000	—
Segment operating income	$83,821	$87,818	$32,878	$233,834
Storage:
Throughput (barrels/day)	466,229	438,999	497,634	400,060
Throughput terminal revenues	$29,260	$26,333	$100,182	$71,189
Storage terminal revenues	93,175	87,402	264,877	256,449
Total revenues	122,435	113,735	365,059	327,638
Operating expenses	48,407	51,443	149,322	146,921
Depreciation and amortization expense	25,212	24,386	75,100	72,495
Segment operating income	$48,816	$37,906	$140,637	$108,222
Fuels Marketing:
Product sales	$63,946	$85,148	$191,873	$262,776
Cost of goods	63,161	80,046	180,230	251,349
Gross margin	785	5,102	11,643	11,427
Operating expenses	816	834	1,882	2,074
Segment operating (loss) income	$(31)	$4,268	$9,761	$9,353
Consolidation and Intersegment Eliminations:
Revenues	$—	$—	$(9)	$(4)
Cost of goods	—	—	(9)	28
Total	$—	$—	$—	$(32)
Consolidated Information:
Revenues	$362,591	$378,056	$1,094,922	$1,098,327
Costs associated with service revenues:
Operating expenses	95,528	100,852	296,788	297,358
Depreciation and amortization expense	70,480	66,332	207,755	196,141
Total costs associated with service revenues	166,008	167,184	504,543	493,499
Cost of product sales	63,977	80,880	182,103	253,451
Goodwill impairment loss	—	—	225,000	—
Segment operating income	132,606	129,992	183,276	351,377
General and administrative expenses	25,457	27,804	72,128	78,363
Other depreciation and amortization expense	2,105	2,216	6,462	6,154
Consolidated operating income	$105,044	$99,972	$104,686	$266,860

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Ratio Data)
Note 1: NuStar Energy L.P. utilizes financial measures, such as earnings before interest, taxes, depreciation and amortization (EBITDA), distributable cash flow (DCF) and distribution coverage ratio, which are not defined in U.S. generally accepted accounting principles (GAAP). Management believes these financial measures provide useful information to investors and other external users of our financial information because (i) they provide additional information about the operating performance of the partnership’s assets and the cash the business is generating, (ii) investors and other external users of our financial statements benefit from having access to the same financial measures being utilized by management and our board of directors when making financial, operational, compensation and planning decisions and (iii) they highlight the impact of significant transactions. We may also adjust these measures and/or calculate them based on continuing operations, to enhance the comparability of our performance across periods.
Our board of directors and management use EBITDA and/or DCF when assessing the following: (i) the performance of our assets, (ii) the viability of potential projects, (iii) our ability to fund distributions, (iv) our ability to fund capital expenditures and (v) our ability to service debt. In addition, our board of directors uses EBITDA, DCF and a distribution coverage ratio, which is calculated based on DCF, as some of the factors in its compensation determinations. DCF is a financial indicator used by the master limited partnership (MLP) investment community to compare partnership performance. DCF is used by the MLP investment community, in part, because the value of a partnership unit is partially based on its yield, and its yield is based on the cash distributions a partnership can pay its unitholders.
None of these financial measures are presented as an alternative to net income, or for any periods presented reflecting discontinued operations, income from continuing operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with GAAP.
The following is a reconciliation of (loss) income from continuing operations to EBITDA from continuing operations, DCF from continuing operations and distribution coverage ratio from continuing operations.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
(Loss) income from continuing operations	$(96,640)	$52,588	$(214,515)	$128,426
Interest expense, net	64,165	46,902	171,158	136,886
Income tax (benefit) expense	(1,783)	1,090	626	3,568
Depreciation and amortization expense	72,585	68,548	214,217	202,295
EBITDA from continuing operations	38,327	169,128	171,486	471,175
Interest expense, net	(64,165)	(46,902)	(171,158)	(136,886)
Reliability capital expenditures	(7,279)	(11,838)	(18,330)	(20,385)
Income tax benefit (expense)	1,783	(1,090)	(626)	(3,568)
Long-term incentive equity awards (a)	2,416	3,111	6,402	7,646
Preferred unit distributions	(31,888)	(30,423)	(92,995)	(91,269)
Goodwill impairment loss (b)	—	—	225,000	—
Other items	6,856	5,856	11,081	11,446
DCF from continuing operations	$(53,950)	$87,842	$130,860	$238,159

Distributions applicable to common limited partners	$43,678	$64,660	$131,086	$194,008
Distribution coverage ratio from continuing operations (c)	n/a	1.36x	1.00x	1.23x
(a)We intend to satisfy the vestings of these equity-based awards with the issuance of our common units. As such, the expenses related to these awards are considered non-cash and added back to DCF. Certain awards include distribution equivalent rights (DERs). Payments made in connection with DERs are deducted from DCF.
(b)Represents a non-cash goodwill impairment charge related to our crude oil pipelines reporting unit.
(c)Distribution coverage ratio is calculated by dividing DCF by distributions applicable to common limited partners.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Ratio Data)
The following is the reconciliation for the calculation of our Consolidated Debt Coverage Ratio, as defined in our revolving credit agreement (the Revolving Credit Agreement). The reconciliation of net loss to EBITDA includes reconciling items from continuing and discontinued operations on a combined basis.

	For the Four Quarters Ended September 30,
	2020	2019
Net loss	$(136,107)	$(181,975)
Interest expense, net	217,342	181,558
Income tax expense	1,812	4,599
Depreciation and amortization expense	284,846	285,126
EBITDA	367,893	289,308
Impairment losses (a)	225,000	—
Loss on extinguishment of debt (b)	141,746	—
Other expense (income) (c)	3,949	(3,674)
Equity awards (d)	12,424	12,742
Pro forma effect of dispositions (e)	—	335,995
Material project adjustments and other items (f)	12,727	95,479
Consolidated EBITDA, as defined in the Revolving Credit Agreement	$763,739	$729,850

Total consolidated debt	$3,585,140	$3,331,040
NuStar Logistics' floating rate subordinated notes	(402,500)	(402,500)
Proceeds held in escrow associated with the Gulf Opportunity Zone Revenue Bonds	—	(41,476)
Available Cash Netting Amount, as defined in the Revolving Credit Agreement	(30,494)	—
Consolidated Debt, as defined in the Revolving Credit Agreement	$3,152,146	$2,887,064

Consolidated Debt Coverage Ratio (Consolidated Debt to Consolidated EBITDA)	4.13x	3.96x
(a) For the four quarters ended September 30, 2020, this adjustment represents a non-cash goodwill impairment charge related to our crude oil pipelines reporting unit.
(b) This adjustment mainly represents a loss associated with the repayment of $500.0 million outstanding on our unsecured term loan credit agreement in the third quarter of 2020.
(c) Other expense (income) is excluded for purposes of calculating Consolidated EBITDA, as defined in the Revolving Credit Agreement.
(d) This adjustment represents the non-cash expense related to the vestings of equity-based awards with the issuance of our common units.
(e) For the four quarters ended September 30, 2019, this adjustment represents the pro forma effects of the sale of our European and St. Eustatius operations as if we had completed the sales on October 1, 2018.
(f) This adjustment represents a percentage of the projected Consolidated EBITDA attributable to any Material Project and other noncash items, as defined in the Revolving Credit Agreement.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Per Unit and Ratio Data)

The following is a reconciliation of net loss / net loss per common unit to adjusted net income / adjusted net income per common unit.

	Three Months Ended		Nine Months Ended
	September 30, 2020
Net loss / net loss per common unit	$(96,640)	$(1.22)	$(214,515)	$(2.96)
Goodwill impairment loss (a)	—	—	225,000	2.06
Loss on extinguishment of debt (b)	137,904	1.26	141,746	1.30
Other	3,963	0.04	3,963	0.04
Adjusted net income / adjusted net income per common unit	$45,227	$0.08	$156,194	$0.44

The following is a reconciliation of EBITDA to adjusted EBITDA.

	Three Months Ended	Nine Months Ended
	September 30, 2020
EBITDA	$38,327	$171,486
Goodwill impairment loss (a)	—	225,000
Loss on extinguishment of debt (b)	137,904	141,746
Other	3,963	3,963
Adjusted EBITDA	$180,194	$542,195

The following is a reconciliation of DCF to adjusted DCF and adjusted distribution coverage ratio.

	Three Months Ended	Nine Months Ended
	September 30, 2020
DCF	$(53,950)	$130,860
Loss on extinguishment of debt (b)	137,904	141,746
Adjusted DCF	$83,954	$272,606

Distributions applicable to common limited partners	$43,678	$131,086
Adjusted distribution coverage ratio (c)	1.92x	2.08x

(a)Represents a non-cash goodwill impairment charge related to our crude oil pipelines reporting unit.
(b)This adjustment mainly represents a loss associated with the repayment of $500.0 million outstanding on our unsecured term loan credit agreement in the third quarter of 2020.
(c)Distribution coverage ratio is calculated by dividing DCF by distributions applicable to common limited partners.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars)

The following is a reconciliation of net loss to EBITDA to adjusted EBITDA.

Projected for the Year Ended December 31, 2020
Net loss	$ (179,000 - 162,000)
Interest expense, net	220,000 - 230,000
Income tax expense	2,000 - 5,000
Depreciation and amortization expense	280,000 - 290,000
EBITDA	323,000 - 363,000
Goodwill impairment loss (a)	225,000
Loss on extinguishment of debt (b)	142,000
Adjusted EBITDA	$ 690,000 - 730,000
(a)Represents a non-cash goodwill impairment charge related to our crude oil pipelines reporting unit.
(b)This adjustment mainly represents a loss associated with the repayment of $500.0 million outstanding on our unsecured term loan credit agreement in the third quarter of 2020.